Exhibit 99   -  First Commonwealth Financial Corporation - President and CEO's Letter to Shareholders mailed
                       November 24, 2004

First Commonwealth	Banking Insurance Trust Financial Management Investments
First Commonwealth
Financial Corporation
22 N. 6thStreet
Indiana, Pennsylvania 15701
724-349-7220 Phone
724-349-6427 Fax

Joseph E. O'Dell		www.fcbanking.com
President and Chief Executive Officer

November 9, 2004

Dear Shareholder:

     First Commonwealth Financial Corporation (NYSE:FCF) reported a net loss of $2.8 million for the third quarter of 2004.  The quarter included a previously announced charge of $29.5 million ($19.2 million after tax) representing a penalty for the prepayment of Federal Home Loan Bank (FHLB) long-term borrowings.  This transaction expands the maturity distribution of the company's FHLB advances to minimize the impact of maturities in any one year.  It also reduced the initial interest cost on the $440 million FHLB advances by 292 basis points (2.92%).  First Commonwealth expects that the transaction will result in an increase in net interest income over the remaining term of the original advances in excess of the prepayment penalty.   The effect of the prepayment penalty, after tax, on the quarter's earnings per share was a reduction of $0.28; consequently, the third quarter results in a $0.04 loss per share (basic and diluted).  This is compared to $13.8 million in net income and basic and diluted earnings per share of $0.23 for the third quarter of 2003.  Net income for the 2003 quarter also included a $3.1 million gain (pre-tax) on the sale of two community offices.  This gain on an after-tax basis added $2.0 million, or $0.03 per share in the third quarter of 2003.

     Return on equity was (2.13%) and return on assets was (0.18%) for the third quarter of 2004, compared to 13.63% and 1.14% respectively for the related 2003 period.  Net income for the nine months ended September 30, 2004 was $22.1 million, or $0.34 basic and diluted earnings per share, compared to $40.6 million and $0.69 basic and diluted earnings per share for the related period in 2003.  Return on equity was 6.14% and return on assets was 0.52% for the nine months of 2004, compared to 13.26% and 1.16% respectively for the nine-month period of 2003.

     Net income, excluding the charge for the FHLB prepayment penalty, was $16.4 million for the third quarter of 2004, or basic and diluted earnings per share of $0.24 and $0.23 respectively, compared to $13.8 million for the third quarter 2003, or basic and diluted earnings of $0.23 per share.  For the nine month period ended September 30, 2004 net income, excluding the FHLB prepayment penalty, was $41.3 million, or basic and diluted earnings per share of $0.64 and $0.63, compared to $40.6 million for the nine months of 2003, or $0.69 basic and diluted earnings per share.

     The 2004 third quarter and year-to-date totals incorporate results of two acquisitions:  Pittsburgh Financial Corp., acquired on December 5, 2003, and GA Financial, Inc., acquired on May 24, 2004.  The operations of both institutions are included from the dates of acquisition.

     The combined nineteen community offices from these two acquisitions have greatly improved First Commonwealth's presence in the Pittsburgh market.  All the system conversions and office branding steps have been completed, resulting in 105 community offices now operating under the First Commonwealth Bank banner.  The Bank has recently held grand opening ceremonies for the newly constructed Salem-22, Clearfield and Somerset Crossing Mall locations.  Work is continuing on the relocation of the Ebensburg Office and the substantial expansion of the Ames Plaza Office in Huntingdon.

     First Commonwealth continues to aggressively pursue expansion projects in new markets.  Construction on two offices in Washington County has just started, while a new location at the Pittsburgh Mills Mall on Route 28 has been announced.  The Pittsburgh Mills Mall is currently under construction and will be the largest shopping mall in the Greater Pittsburgh area when completed in the summer of 2005.

    The stock market has responded favorably to the recent actions undertaken by the Corporation, with current stock prices moving First Commonwealth to over $1 billion dollars in total market capitalization.  Meanwhile, the cash dividend continues to provide an excellent yield for our many value-oriented shareholders.  The continued support and confidence of all the First Commonwealth shareholders is greatly appreciated.

Sincerely,

/s/JOSEPH E. O'DELL

The following tables provide you with consolidated selected financial data of First Commonwealth at and for the quarter ended September 30, 2004.  You should read this information along with the consolidated financial statements of First Commonwealth and the accompanying notes included in its annual report on Form 10-K for the year ended December 31, 2003, and its quarterly report on Form 10-Q for the quarter ended September 30, 2004, which are available to the public over the Internet at the Corporation's website at http://www.fcbanking.com or from the company upon request to the attention of the Corporate Secretary.

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter		For the 9 Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Interest income	$74,940	$59,605	$202,410	$183,108
Interest expense	28,881	24,616	81,109	75,832
Net interest income	46,059	34,989	121,301	107,276
Provision for credit losses	2,675	3,495	7,295	10,420
Net interest income after provision for credit losses	43,384	31,494	114,006	96,856

Securities gains	51	166	4,046	5,621
Trust income	1,413	1,342	4,123	3,811
Service charges on deposits	4,059	3,447	11,019	9,551
Gain on sale of branches	0	3,062	0	3,062
Insurance commissions	1,046	910	2,715	2,555
Income from bank owned life insurance	1,333	1,136	3,847	3,234
Merchant discount income	988	959	2,723	2,666
Card related interchange income	986	634	2,496	1,933
Other income	1,927	2,201	5,514	5,693
Total other income	11,803	13,857	36,483	38,126

Salaries and employee benefits	17,303	15,163	51,147	45,644
Net occupancy expense	2,540	2,023	6,894	5,768
Furniture and equipment expense	3,064	2,522	8,290	7,618
Data processing expense	1,079	688	2,805	1,836
Pennsylvania shares tax expense	1,140	1,075	3,414	3,216
Intangible amortization	565	3	877	16
Litigation settlement (recovery)	0	0	0	(610)
Merger and integration charges	(39)	0	2,125	0
Debt prepayment fees	29,495	0	29,495	0
Other operating expense	8,906	6,531	24,267	20,671
Total other expenses	64,053	28,005	129,314	84,159
Income (loss) before income taxes	(8,866)	17,346	21,175	50,823
Applicable income taxes (benefit)	(6,071)	3,511	(913)	10,257
Net income (loss)	($2,795)	$13,835	$22,088	$40,566
Average shares outstanding	69,077,293	58,950,258	64,784,404	58,808,464
Average shares outstanding assuming dilution	69,701,327	59,376,716	65,328,753	59,139,101

Per Share Data:
Basic earnings per share	($0.04)	$0.23	$0.34	$0.69
Diluted earnings per share	($0.04)	$0.23	$0.34	$0.69
Cash dividends per share	$0.160	$0.155	$0.480	$0.465

Asset Quality Data At September 30,
2004		2003
Loans on nonaccrual basis	$11,784	$18,430
Past due loans	12,779	13,949
Renegotiated loans	185	198
Total nonperforming loans	$24,748	$32,577
Loans outstanding at end of period	$3,533,509	$2,597,443
Average loans outstanding (year-to-date)	$3,159,920	$2,630,009
Allowance for credit losses	$43,162	$36,183

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Asset Quality Data At September 30, (Continued)	2004	2003
Nonperforming loans as percent of total loans	0.70%	1.25%
Net charge-offs (year-to-date)	$6,501	$8,733
Net charge-offs as percent of average loans (annualized)	0.27%	0.44%
Allowance for credit losses as percent of average loans outstanding	1.37%	1.38%
Allowance for credit losses as percent of nonperforming loans	174.41%	111.07%
Other real estate owned	$2,295	$1,698

End of Period Data At September 30,
	2004	2003
Assets	$6,258,777	$4,820,190
Earning assets	$5,814,561	$4,588,504
Securities	$2,272,760	$1,990,261
Loans, net of unearned income	$3,533,509	$2,597,443
Total deposits	$3,851,351	$3,150,790
Non-interest bearing deposits	$475,183	$393,070
NOW, Moneymarket & Savings	$1,817,386	$1,292,168
Time deposits	$1,558,782	$1,465,552
Short-term borrowings	$976,873	$655,357
Long-term debt	$864,876	$577,578
Other liabilities	$38,655	$26,472
Shareholders' equity	$527,022	$409,993
Shares outstanding	69,568,513	59,290,575
Book value per share	$7.58	$6.91
Market value per share	$13.61	$13.16

Quarter To Date Average Balances At September 30,
	2004	2003
Assets	$6,270,212	$4,812,119
Earning assets	$5,803,925	$4,542,210
Securities	$2,287,826	$1,938,626
Loans, net of unearned income	$3,508,856	$2,602,367
Deposits	$3,875,294	$3,197,403
Shareholders' Equity	$522,173	$402,608

Year To Date Average Balances At September 30,
	2004	2003
Assets	$5,705,600	$4,677,114
Earning assets	$5,329,223	$4,413,244
Securities	$2,163,506	$1,781,828
Loans, net of unearned income	$3,159,920	$2,630,009
Deposits	$3,565,542	$3,152,897
Shareholders' Equity	$480,399	$409,063

Profitability Ratios
	For the Quarter		For the 9 Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Return on average assets	-0.18%	1.14%	0.52%	1.16%
Return on average equity	-2.13%	13.63%	6.14%	13.26%
Yield on earning assets (FTE)	5.37%	5.49%	5.29%	5.81%
Total cost of funds	2.18%	2.44%	2.28%	2.62%
Net interest margin (FTE)	3.38%	3.31%	3.27%	3.52%
Efficiency ratio (FTE) (a)	104.86%	54.06%	77.47%	54.54%
Fully tax equivalent adjustment	$3,222	$2,953	$9,134	$8,913

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue. Total revenue consists of "net interest income, on a fully tax-equivalent basis," plus "total other income."

First Commonwealth Financial Corporation	Mail Address:
Old Courthouse Square	P.O. Box 400
22 North Sixth Street	Indiana PA 15701-0400
Indiana PA 15701
Telephone: 724-349-7220	Website: www.fcbanking.com

INVESTOR INFORMATION

STOCK LISTING:  First Commonwealth Financial Corporation common stock is listed on The New York Stock Exchange and is traded under the symbol FCF.

For assistance regarding a change in registration of stock certificates, replacing lost certificates/dividend checks, or an address change, please contact First Commonwealth's transfer agent listed below (for directly registered accounts only).  If you hold shares through a brokerage firm (street name accounts), please contact your broker regarding changes to your account.

THE BANK OF NEW YORK	Shareholder Relations	Toll Free: 1-800-524-4458
	Church Street Station	Website: www.stockbny.com
P.O. Box 11258
New York, NY 10286-1258

DIVIDEND REINVESTMENT PLAN:  First Commonwealth Financial Corporation offers a direct purchase and dividend reinvestment plan, First Commonwealth Stock Direct, administered by The Bank of New York.  The plan allows both directly registered shareholders and interested first-time investors to purchase First Commonwealth common stock without the customary brokerage expenses and also to automatically reinvest cash dividends paid on the common stock.  Purchases made through the Plan with reinvested dividends receive a 10% discount on the fair market price (on shareholder accounts directly held with the Bank of New York).  For more information, please visit our website at www.fcbanking.com (click on "Investor Relations").  You can also download a copy of the plan prospectus and enrollment form through The Bank of New York's website, noted above (click on "Company List", then "First Commonwealth").  Copies may also be requested from The Bank of New York by phone or mail (phone number and address above).

DIRECT DEPOSIT OF DIVIDENDS:  Direct deposit of dividend payments to a checking or savings account is also available. To enroll, please call The Bank of New York for an Authorization Form (completed forms must be received by The Bank of New York 30 days prior to the dividend payment date).

INVESTOR/SHAREHOLDER INQUIRIES:  Request for information or assistance regarding the Corporation should be directed to the attention of Shareholder Relations at the Corporate Office in Indiana, PA 1-800-331-4107.

FORWARD LOOKING STATEMENTS:  The enclosed shareholder communication contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties.  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to:  the timing and magnitude of changes in interest rates; changes in accounting principles, policies, or guidelines:  changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this shareholder communication are qualified by these cautionary statements and the cautionary language in First Commonwealth's most recent Form 10-K  report and other documents filed with the Securities and Exchange Commission.

First

              Commonwealth

                         First Commonwealth

                           Financial Corporation